POWER OF ATTORNEY

We, the undersigned officers and Trustees of eUNITsTM 2 Year U.S. Equity Market Participation Trust:  Upside to Cap / Buffered Downside, a Massachusetts business trust, do hereby severally constitute and appoint Barbara E. Campbell, Thomas E. Faust Jr., Maureen A. Gemma and Frederick S. Marius, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, Registration Statements and any and all amendments (including post-effective amendments) to such Registration Statements on Form N-2 filed by eUNITsTM 2 Year U.S. Equity Market Participation Trust:  Upside to Cap / Buffered Downside with the Securities and Exchange Commission in respect of any class of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ Duncan W. Richardson Duncan W. Richardson	President and Principal Executive Officer	October 18, 2010
/s/ Barbara E. Campbell Barbara E. Campbell	Treasurer and Principal Financial and Accounting Officer	October 18, 2010
/s/ Benjamin C. Esty Benjamin C. Esty	Trustee	October 18, 2010
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	October 18, 2010
/s/ Allen R. Freedman Allen R. Freedman	Trustee	October 18, 2010
/s/ William H. Park William H. Park	Trustee	October 18, 2010
/s/ Ronald A. Pearlman Ronald A. Pearlman	Trustee	October 18, 2010
/s/ Helen Frame Peters Helen Frame Peters	Trustee	October 18, 2010
/s/ Heidi L. Steiger Heidi L. Steiger	Trustee	October 18, 2010
/s/ Lynn A. Stout Lynn A. Stout	Trustee	October 18, 2010
/s/ Ralph F. Verni Ralph F. Verni	Trustee	October 18, 2010